Exhibit 99.1



               Conn's, Inc. Reports Sales Results for the Quarter
                     and Nine Months Ended October 31, 2006

     BEAUMONT, Texas--(BUSINESS WIRE)--Nov. 7, 2006--Conn's, Inc.
(NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter and nine months ended October 31, 2006.

     Net sales for the quarter ended October 31, 2006 of $152.4 million decreased $0.7 million, or 0.4%, as compared with the quarter ended October 31, 2005 which, as previously disclosed, was positively impacted by hurricanes Katrina and Rita. Net sales for the nine months ended October 31, 2006 increased $51.8 million, or 11.9%, to $487.7 million from $435.9 million for the nine months ended October 31, 2005.

     Net sales represent net product sales, delivery charges, service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other for the quarter will be reported in the Company's press release and conference call scheduled for November 30, 2006.

     Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 3.7% for the quarter ended October 31, 2006. As previously disclosed, same store sales for the quarter ended October 31, 2005 of 23.3% were positively impacted 700 to 900 basis points by hurricanes Katrina and Rita. Same store sales were up 6.5% for the nine month period ended October 31, 2006.

     "We are generally pleased with our sales performance for the quarter considering the positive impact of last year's Gulf Coast hurricane activity which augmented last year's sales," said Thomas J. Frank, Chairman and Chief Executive Officer. "We were up against unprecedented sales volume with same store sales increases of 23.3% in last year's third quarter. We were able to retain most of the prior year's enormous sales growth."

     The Company's total net sales for the quarter benefited from the four stores added since the first three quarters of last year. The Company experienced approximately 10% and 18% increases in its core categories of major appliances and electronics, respectively, and also saw strong percentage increases in the mattresses and furniture categories of 46% and 106%, respectively, for the nine month period ended October 31, 2006. As a percentage of total product sales, appliances and electronics represent approximately 36% and 33%, respectively. Combined mattresses and furniture sales comprise 8% of total product sales.

     During the quarter, the Company opened its 59th store; the new 30,000 square-foot store is located in San Antonio. Conn's expects to open its 60th store later this week in Arlington, Texas, west of Dallas. The Company is targeting to open five to six new stores during the fiscal year ending January 31, 2007, including the three stores already opened so far this year and the one expected to open this week.

     The Company will host a conference call and audio webcast on Thursday, November 30, 2006 at 10:00 AM, CDT, to fully discuss earnings and performance for the quarter and nine months ended October 31, 2006. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 800-289-0572 or 913-981-5543.

     About Conn's, Inc.

     The Company is a specialty retailer currently operating 59 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, LCD and DLP televisions, camcorders, DVD players and home theater products. The Company also sells computers, lawn and garden products, mattresses and furniture, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.

     Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 57% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

     This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the sold receivables portfolio; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K/A filed on September 15, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


     CONTACT: Conn's, Inc., Beaumont
              Thomas J. Frank, 409-832-1696 Ext. 3218
              Chairman and CEO